PRICING AGREEMENT

GOLDMAN, SACHS & CO.
   As Representatives of and on behalf of
   the several Underwriters named in Schedule I hereto
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
March 13, 1998

Dear Sirs:

        Sears Roebuck Acceptance Corp., a Delaware corporation (the "Company"), proposes subject to the terms and conditions stated herein and in the Underwriting Agreement, dated June 25, 1997 (the "Underwriting Agreement"), executed between the Company and Sears, Roebuck and Co. ("Sears"), on the one hand, and Goldman, Sachs & Co., as representatives of and on behalf of the several Underwriters named in Schedule I hereto, on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and, except where otherwise specified, as of the date of this Pricing Agreement, except that each representation and warranty with respect to the Prospectus in Sections 2 and 3 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined) and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

        An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

        Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at a purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto, less the principal amount of Designated Securities covered by Delayed Delivery Contracts, if any, as may be specified in such Schedule II.

        If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Company, Sears and each of the Underwriters. It is understood that your acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be supplied to the Company upon request. You represent that you are authorized on behalf of yourselves and on behalf of each of the other Underwriters named in Schedule I hereto to enter into this Agreement.

                                        Very truly yours,

                                        Sears Roebuck Acceptance Corp.



                                        By:  ___________________


                                        Sears, Roebuck and Co.


                                        By:  ___________________


Accepted as of the date hereof:


 ...................................................................
Goldman, Sachs & Co.
   As Representatives of and on behalf of
   the several Underwriters named in Schedule I hereto


                               SCHEDULE I



                                                Principal Amount
                                                of Designated
  Underwriter                                 Securities to be purchased

Goldman, Sachs & Co.                              $  370,000,000
J. P. Morgan Securities Inc.                         370,000,000
Bear, Stearns International Limited                   65,000,000
Merrill Lynch, Pierce, Fenner
 & Smith Incorporated                                 65,000,000

Morgan Stanley & Co. International Limited            65,000,000
Salomon Brothers Inc                                  65,000,000
                                                __________________

TOTAL                                             $1,000,000,000


                               SCHEDULE II

Title of Designated Securities

        6% Notes due March 20, 2003

Aggregate principal amount:

        $1,000,000,000

Denominations:

        US$1,000 (see "Other Terms")

Price to Public:

        99.342% of the principal amount of
        the Designated Securities, plus accrued
        interest from March 20, 1998 to the Time of Delivery

Purchase Price by Underwriters:

        98.992% of the principal amount of the
        Designated Securities, plus accrued
        interest from March 20, 1998 to the Time of Delivery

Indenture:

        Indenture, dated as of May 15, 1995,
        between the Company and The Chase Manhattan
        Bank, N.A., as Trustee

Form of Designated Securities:

        Global form only

Maturity:

        March 20, 2003


Interest Rate:

        6%

Interest Payment dates:

        March 20 and September 20

Redemption Provisions:

        The Notes may be redeemed in whole but not in part at any time at 100% of their principal amount plus accrued interest in the event of certain developments affecting United States taxation as set forth in the Prospectus as amended or supplemented.

Sinking Fund Provisions:

        None

Time of Delivery:

        10:00 A.M., Chicago time, March 20, 1998

Funds in which payment by Underwriters to Company to be made:

        Immediately available funds

Method of Payment:

        Wire transfer to The Chase Manhattan Bank, ABA No. 021-000-021, for the Account of Sears Roebuck Acceptance Corp., Account No. 910-2587590

Closing Location:

        Chicago, Illinois

Delayed Delivery:

        None


Counsel:

        To the Company and Sears, Nancy K. Bellis, Assistant General Counsel-Corporate & Securities, Sears, Roebuck and Co.

        To the Underwriters, Cleary, Gottlieb, Steen & Hamilton

Other Terms:

        (a) For purposes of this Pricing Agreement only, Section 7 of the Underwriting Agreement shall be amended in the following manner. The existing Section 7(b) shall be amended and restated in its entirety to read as follows:

                "(b)    To pay or cause to be paid all expenses, preapproved
by the Company, incident to the performance of its obligations hereunder and under any Pricing Agreement, including the cost of all qualifications of the Securities under state securities laws (including reasonable fees of counsel to the Underwriters in connection with such qualifications and in connection with legal investment surveys) and the cost of printing this Agreement, any Pricing Agreement, and any blue sky and legal investment memoranda, and to indemnify and hold harmless the Underwriters from any documentary stamp or similar issue tax and any related interest or penalties (except to the extent that any such interest or penalties result from the failure of the Underwriters to timely pay any such tax of which they had knowledge) on the issue, sale or delivery of the Designated Securities to the Underwriters (it being understood that except as provided in this subsection (b) and in
Section 10 hereof, the Underwriters will pay all of their own costs and expenses, including the cost of printing any Agreement among Underwriters, the fees of their counsel, transfer taxes on resale of any of such Designated Securities by them and any advertising expenses connected with any offers that they may make); and"

The following Section 7(c) shall be added:

                "(c)    To use its best efforts to have the Designated
Securities approved for listing on the Luxembourg Stock Exchange or such other exchange as shall be agreed upon by you and the Company, by the Time of Delivery or as soon as practicable thereafter."

        (b) For purposes of this Pricing Agreement only, Section 8 of the Underwriting Agreement shall be amended in the following manner. The existing Section 8(g) shall be amended and restated in its entirety to read as follows:

                "(g)    Subsequent to the date of the Pricing Agreement
relating to the Designated Securities, none of (i) the United States shall have become engaged in the outbreak or escalation of hostilities involving the United States or there has been a declaration by the United States of a national emergency or a declaration of war, (ii) a banking moratorium shall have been declared by Luxembourg or United States Federal or New York State authorities, (iii) trading in securities generally on the Luxembourg Stock Exchange or the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established by such Exchange, any of which events, in your judgment, renders it impractical or inadvisable to proceed with the public offering or the delivery of the Designated Securities, or
(iv) there shall have been any change in national or international political, legal, tax or regulatory conditions, any of which events, in your judgment, causes a substantial deterioration in the price and/or value of the Notes;"

The following Section 8(j) shall be added:

                "(j)    Baker & McKenzie, special tax counsel for the
Company, shall have furnished to you their written opinion, dated the Time of Delivery for such Designated Securities, in form satisfactory to you in your reasonable judgment, as to matters set forth under 'Description of Notes - Redemption and Purchase,' 'Description of Notes - Payment of Additional Amounts,' and 'United States Tax Considerations' in the Prospectus as amended or supplemented."

        (c) For purposes of this Pricing Agreement only, Section 4 of the Underwriting Agreement shall be amended in the following manner. The following paragraph shall be added at the end of the section:

                "Each Underwriter represents and agrees that it will not, at any time that such Underwriter is acting as an "underwriter" (as defined in Section 2(11) of the Act) with respect to any Designated Securities, transfer, deposit or otherwise convey any such Designated Securities, into a trust or other type of special purpose vehicle that issues securities or other instruments backed in whole or in part by, or that represents interests in, such Designated Securities without the prior written consent of the Company."

        (d) For purposes of this Pricing Agreement only, Section 8 of the Underwriting Agreement shall be amended in the following manner. Clause (vi) of subsection (c) shall be amended and restated in its entirety to read as follows:

                "(vi)   The Fixed Charge Coverage and Ownership Agreement
and the Extension Agreement have been duly authorized, executed and delivered by the parties thereto and are valid and binding instruments of the parties thereto enforceable in accordance with their terms except as the same may be limited by insolvency, bankruptcy, reorganization, moratorium, liquidation, fraudulent conveyance and transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general equity principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law);"